Exhibit 99.1

CPI Card Group Inc. Reports Second Quarter 2025 Results

Date: August 8, 2025

Net Sales Increased 9%, or 15% Excluding a One-time, Non-cash Impact from Accounting Change, Driven by Strong Arroweye Performance and Debit and Credit Growth

Net Income Decreased, Impacted by Acquisition Costs and Restructuring Charges; Adjusted EBITDA Increased

2025 Net Sales Outlook Increased; Adjusted EBITDA Outlook Unchanged

Littleton, CO. August 8, 2025 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company providing a comprehensive range of payment cards and related digital solutions, today reported financial results for the quarter ended June 30, 2025, and updated its financial outlook for 2025.

CPI’s second quarter net sales increased 9% to $129.8 million, or 15% excluding a one-time impact of an accounting change for revenue recognition timing. Growth was led by Arroweye delivering approximately $10 million of net sales in less than 2 months, increased sales of contactless debit and credit cards including higher-priced metal cards, and strong performance from Card@Once® instant issuance solutions.

Net income in the quarter decreased 91% to $0.5 million and Adjusted EBITDA increased 3% to $22.5 million compared to the prior year period. Net income in the quarter was impacted by transaction and integration costs related to the Arroweye acquisition, restructuring charges, the accounting change, and increased interest expense. The Adjusted EBITDA increase was primarily driven by sales growth, including the addition of Arroweye, partially offset by lower gross margins, including increased tariff expenses.

“We are excited about Arroweye’s performance and continued growth from our portfolio of payment solutions, with especially strong momentum from our SaaS-based instant issuance solution,” said John Lowe, President and Chief Executive Officer. “We have had great feedback on Arroweye from our customers and are actively pursuing both revenue and operating synergies to drive long-term profitability growth.”

Lowe continued, “Our other strategic investments in healthcare payments, the closed-loop Prepaid business, and digital solutions are also creating incremental growth opportunities beyond our core market, while investment in our new production facility should provide increased capacity, capabilities, and efficiencies for our existing business.”

CPI updated its 2025 full year outlook and now projects low double-digit to mid-teens net sales growth, compared to the previous outlook of mid-to-high single-digit growth. The change from prior outlook primarily reflects the addition of Arroweye. The Adjusted EBITDA outlook of mid-to-high single-digit growth is unchanged from the prior outlook, with expected benefits from the addition of

Arroweye offset by increased tariffs and unfavorable sales mix. The outlook does not reflect potential impacts from the proposed chip tariffs announced August 6, 2025.

The Company believes long-term growth trends for the U.S. card market remain strong, led by ongoing consumer card growth. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 8% for the three-year period ending March 31, 2025.

2025 Business Highlights

●	On May 6, 2025, CPI acquired Arroweye Solutions, Inc., a leading provider of digitally-driven, on-demand payment card solutions for the U.S. market. A press release providing details of the acquisition can be found on CPI’s investor relations website at https://investor.cpicardgroup.com.
●	CPI continues to be the leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with more than 17,000 Card@Once® installations across more than 2,000 financial institutions, which generate strong recurring revenue streams from ongoing processing activities.
●	CPI continues to advance its market and product expansion strategies, including healthcare payment solutions, digital offerings such as push provisioning capabilities for mobile wallets and payment card fraud solutions, and closed-loop prepaid solutions.
●	CPI continues to be a leading provider of eco-focused payment card solutions in the U.S. market, with more than 450 million eco-focused debit, credit, and prepaid card or package solutions sold.
●	On July 15, 2025, CPI exercised the optional redemption feature on its 10% Senior Notes due 2029 and retired $20 million of principal at a redemption price of 103% of par, plus accrued interest. Following the retirement, the Company had $265 million of Senior Notes outstanding.

Second Quarter 2025 Financial Highlights

Net sales increased 9% year-over-year to $129.8 million in the second quarter of 2025, or 15% excluding the impact of the accounting change.

●	Debit and Credit segment net sales increased 16% to $110.8 million, or 18% excluding the accounting change, driven by the addition of Arroweye, increased sales of contactless cards including metal cards, and strong growth from Card@Once® instant issuance solutions.
●	Prepaid Debit segment net sales decreased 19% to $19.2 million, or increased 4% excluding the accounting change.

Gross profit decreased 5% to $40.1 million, due primarily to the impact of the accounting change. Gross profit margin of 30.9% decreased from 35.7% in the prior-year second quarter, as benefits of operating leverage from sales growth were offset by negative impacts from sales mix and increased production costs, including tariffs, depreciation, and expenses associated with the transition to a new secure card production facility.

Income from operations decreased 37% to $9.4 million and net income decreased 91% to $0.5 million, or $0.04 diluted earnings per share, primarily due to lower gross profit, Arroweye acquisition and integration costs, and restructuring and other charges. Net income was also impacted by higher interest expense. Adjusted EBITDA increased 3% to $22.5 million, as benefits from sales growth, including the addition of Arroweye, were partially offset by lower gross margins, including the impact of sales mix and increased tariff expenses.

The impact from the accounting change implemented in the second quarter resulted from the Company moving from over-time revenue recognition for certain work-in-process (“WIP”) orders to point-in-time recognition (revenue booked when shipped). This resulted in a one-time, non-cash, negative transition impact in the second quarter as approximately $8 million of second quarter shipments were recognized as WIP revenue in the first quarter under the over-time process, with no WIP revenue recognized in the second quarter under the point-in-time process. This impact affects quarterly timing of revenue recognition and associated reported net income but does not impact cash flow or Adjusted EBITDA.

First Half 2025 Financial Highlights

Net sales increased 9% year-over-year to $252.5 million in the first half of 2025, or 14% excluding the impact of the accounting change.

●	Debit and Credit segment net sales increased 13% to $207.3 million, or 14% excluding the accounting change, driven by increased sales of contactless cards and Card@Once® instant issuance solutions and the addition of Arroweye.
●	Prepaid Debit segment net sales decreased 4% to $45.9 million, or increased 17% excluding the accounting change, led by increased sales of higher-value packaging solutions to existing customers and increased sales of healthcare payment solutions.

Gross profit decreased 4% to $80.8 million and gross profit margin of 32.0% decreased from 36.4% in the prior year first half, as benefits of operating leverage from sales growth were offset by impacts from sales mix and increased production costs, including increased tariff expenses.

Income from operations decreased 19% to $23.5 million and net income decreased 54% to $5.3 million, or $0.44 diluted earnings per share, primarily due to lower gross profit and Arroweye acquisition and integration costs, with net income also impacted by higher interest expense. Adjusted EBITDA decreased 3% to $43.6 million, as benefits from sales growth, including the addition of Arroweye, were offset by lower gross margin, including the impact of increased tariff expenses.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash from operating activities of $9.9 million in the first half, which compared to $4.1 million in the prior year period; and Free Cash Flow of $0.8 million, which compared to $1.4 million in the prior year. The increased cash from operating activities was driven by decreased working capital usage, while the decreased Free Cash Flow was driven by higher capital expenditures, including spending related to the new Indiana secure card production facility.

In May 2025, the Company completed the acquisition of Arroweye Solutions, Inc., a leading provider of digitally driven on-demand payment card solutions for the U.S. market, for a purchase price of $45.6 million, subject to customary closing adjustments.

As of June 30, 2025, the Company had $17.1 million of cash and cash equivalents, $285 million of 10% Senior Secured Notes due 2029, and $30 million of borrowings from the ABL revolving credit facility outstanding, with a Net Leverage Ratio of 3.6x. After quarter-end, the Company retired $20 million principal of its 10% Senior Notes through the exercise of an optional redemption feature.

“We’re pleased with the growth of the business, while we are also managing operating expenses tightly to help counter gross margin pressures, including the impact of tariffs,” said Jeff Hochstadt, Chief Financial Officer of CPI. “This is also a large investment year for CPI to help drive long-term growth acceleration and operating efficiencies. We plan to utilize future free cash flow over time to drive down net leverage, which was impacted by the Arroweye acquisition and other investments this year.”

The Company’s capital structure and allocation priorities are focused on investing in the business, including strategic acquisitions; deleveraging the balance sheet; and returning funds to stockholders.

Outlook for 2025

The Company updated its outlook for 2025:

●	Net sales: low double-digit to mid-teens growth, compared to the prior outlook of mid-to-high single-digit growth. The change from prior outlook reflects the addition of Arroweye, partially offset by the negative impact of the accounting change for revenue recognition timing of work-in-process orders.
●	Adjusted EBITDA: mid-to-high single-digit growth, unchanged from prior outlook as contribution from the Arroweye acquisition is expected to be offset by increased tariff expenses and unfavorable sales mix.

The outlook reflects a stable economic environment and the impact of currently announced tariffs. The outlook does not reflect potential impact from proposed chip tariffs announced on August 6, 2025, as details on the proposed tariffs, including timing and exemptions, have not been announced.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on August 8, 2025 at 9:00 a.m. Eastern Time (ET) to review its second quarter results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link: CPI Card Group Q2 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until August 15, 2025 at:

U.S. and Canada (toll-free): 800-770-2030

International: 609-800-9909

Canada: 647-362-9199

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations website: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: Net Sales excluding the Impact of an Accounting Change, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods and serve as a basis for certain Company compensation programs. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E and Exhibit F to this press release.

Net Sales excluding the Impact of an Accounting Change

Net Sales excluding the Impact of an Accounting Change has been presented in Exhibit F and defined as net sales excluding the impact from an accounting change implemented in the second quarter of 2025 resulting from the Company moving from over-time revenue recognition for certain WIP orders to point-in-time recognition (net sales booked when shipped). This adjustment reflects WIP orders that were recognized at the end of the first quarter of 2025 as if such orders were consistently recognized using point-in-time recognition during the second quarter of 2025 for the results for the second quarter of 2025 and reflects WIP orders that were recognized at December 31, 2024 as if such orders were consistently recognized using point-in-time recognition during the year to date period presented for 2025.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax expense; restructuring and other charges, including executive retention and severance and acquisition-related costs; costs related to production facility modernization efforts; loss on debt extinguishment; foreign currency gain or loss, gross profit related to the impact from the accounting change related to revenue described above;

and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Financial Expectations for 2025

We have provided Adjusted EBITDA expectations for 2025 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of payment cards and related digital solutions. With a focus on building personal relationships and earning trust,

we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities, all located in the United States. CPI is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.cpicardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, including our financial outlook for 2025, the impact of our investments in Arroweye and other solutions, and our qualitative color on our business in 2025 and beyond; are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: (i) risks relating to our business and industry, such as a deterioration in general economic conditions, including due to inflationary conditions, resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; our failure to retain our existing key customers or identify and attract new customers; the highly competitive, saturated and consolidated nature of our marketplace; our inability to develop, introduce and commercialize new products and services, including due to our inability to undertake research and development activities; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner or at all; system security risks, data protection breaches and cyber-attacks; the usage, or lack thereof, of artificial intelligence technologies; disruptions, delays or other failures in our supply chain, including as a result of inflationary pressures, single-source suppliers, failure or inability of suppliers to comply with our code of conduct or contractual requirements, trade restrictions, tariffs, foreign conflicts or political unrest in countries in which our suppliers operate, and our inability to pass related costs on to our customers or difficulty meeting customers’ delivery expectations due to extended lead times; changes in U.S. trade policy and the impact of tariffs on our business and results of operations; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; defects in our software and computing systems; disruptions in production at one or more of our facilities due to weather conditions, climate change, political instability, or social unrest; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims and damage to our reputation; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; our substantial indebtedness, including the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our inability to make debt service payments or refinance such indebtedness; our inability to successfully execute on, integrate, or achieve the anticipated benefits of acquisitions, including the acquisition of Arroweye, or execute on divestitures or strategic relationships; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting and risks relating to investor confidence in our financial reporting; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and the related impact on our ability to access capital, produce our products in conformity with stakeholder preferences, comply with stakeholder demands and comply with any related legal or regulatory requirements or restrictions; negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; the effects of climate change on our business; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; our inability to renew licenses with key technology licensors; our limited ability to raise capital, which may lead to delays in innovation or the abandonment of our strategic initiatives; costs and impacts related to additional tax collection efforts by states, unclaimed property laws, or future increases in U.S. federal or state income taxes, resulting in additional expenses which we may be unable to pass along to our customers; our inability to realize the full value of our long-lived assets; costs and potential liabilities associated with compliance or failure to comply with laws and regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of trade restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; the effects of ongoing foreign conflicts on the global economy; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; (ii) risks relating to ownership of our common stock, such as those associated with concentrated ownership of our stock by our significant stockholders and potential conflicts of interests with other stockholders; the impact of concentrated ownership of our common stock and the sale or perceived sale of a substantial amount of common stock on the trading volume and market price of our common stock; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of or were nominated by our significant stockholders; the influence of securities analysts over the trading market for and price of our common stock, particularly due to the lack of substantial research coverage of our common stock; the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our significant stockholders to change the composition of our board of directors; and (iii) general risks, such as relating to our ability to comply with a wide variety of complex evolving laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings and the adequacy of our insurance policies; and other risks that are described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025, in Part II, Item 1A, Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 7, 2025, and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and six months ended June 30, 2025 and 2024

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of June 30, 2025 and December 31, 2024

Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the six months ended June 30, 2025 and 2024

Exhibit D	Segment Summary Information – Unaudited for the three and six months ended June 30, 2025 and 2024

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and six months ended June 30, 2025 and 2024

Exhibit F	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and six months ended June 30, 2025 and 2024

EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales:
Products	$80,950	$63,844	$150,125	$122,002
Services	48,803	54,974	102,389	108,752
Total net sales	129,753	118,818	252,514	230,754
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	54,978	41,893	101,263	79,695
Services (exclusive of depreciation and amortization shown below)	30,546	31,743	63,176	61,672
Depreciation and amortization	4,109	2,794	7,259	5,481
Total cost of sales	89,633	76,430	171,698	146,848
Gross profit	40,120	42,388	80,816	83,906
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	29,291	26,225	54,786	52,268
Depreciation and amortization	1,406	1,254	2,503	2,584
Total operating expenses	30,697	27,479	57,289	54,852
Income from operations	9,423	14,909	23,527	29,054
Other expense, net:
Interest, net	(8,069)	(6,530)	(15,754)	(12,955)
Other (expense) income, net	(13)	(78)	5	(143)
Total other expense, net	(8,082)	(6,608)	(15,749)	(13,098)
Income before income taxes	1,341	8,301	7,778	15,956
Income tax expense	(823)	(2,300)	(2,486)	(4,500)
Net income	$518	$6,001	$5,292	$11,456

Basic and diluted earnings per share:
Basic earnings per share	$0.05	$0.54	$0.47	$1.03
Diluted earnings per share	$0.04	$0.51	$0.44	$0.97

Basic weighted-average shares outstanding	11,297,785	11,049,968	11,271,815	11,158,334
Diluted weighted-average shares outstanding	11,927,943	11,776,894	11,969,909	11,817,584

Comprehensive income:
Net income	$518	$6,001	$5,292	$11,456
Total comprehensive income	$518	$6,001	$5,292	$11,456

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$17,124	$33,544
Accounts receivable, net	87,495	85,491
Inventories, net	83,872	72,660
Prepaid expenses and other current assets	15,850	11,347
Total current assets	204,341	203,042
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	104,774	68,648
Intangible assets, net	20,945	10,492
Goodwill	48,211	47,150
Other assets	21,524	20,325
Total assets	$399,795	$349,657
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$24,564	$16,123
Accrued expenses	52,933	57,979
Deferred revenue and customer deposits	1,535	1,485
Total current liabilities	79,032	75,587
Long-term debt	310,911	280,405
Deferred income taxes	—	3,318
Other long-term liabilities	38,878	25,968
Total liabilities	428,821	385,278

Commitments and contingencies

Stockholders’ deficit:
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock; $0.001 par value—100,000,000 shares authorized; 11,334,910 and 11,240,507 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	11	11
Capital deficit	(104,126)	(105,429)
Accumulated earnings	75,089	69,797
Total stockholders’ deficit	(29,026)	(35,621)
Total liabilities and stockholders’ deficit	$399,795	$349,657

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net income	$5,292	$11,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,815	6,188
Amortization expense	1,947	1,877
Stock-based compensation expense	3,038	5,154
Amortization of debt issuance costs	658	917
Deferred income taxes and other, net	850	(1,879)
Changes in operating assets and liabilities:
Accounts receivable, net	7,451	(2,720)
Inventories	(7,769)	(15,584)
Prepaid expenses and other assets	2,253	(20,316)
Income taxes, net	(3,154)	1,598
Accounts payable	4,977	7,079
Accrued expenses and other liabilities	(13,471)	9,858
Deferred revenue and customer deposits	50	480
Cash provided by operating activities	9,937	4,108
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(9,112)	(2,744)
Cash paid for acquisition, net of cash acquired	(42,442)	—
Other	50	—
Cash used in investing activities	(51,504)	(2,744)
Financing activities
Proceeds from borrowings on debt	35,000	4,000
Payments on debt	(5,000)	—
Payments on finance leases and other obligations	(3,776)	(2,413)
Common stock repurchased	—	(6,481)
Debt issuance costs	—	(118)
Taxes withheld and paid on stock-based compensation awards	(1,077)	(1,286)
Cash provided by (used in) financing activities	25,147	(6,298)
Net decrease in cash and cash equivalents	(16,420)	(4,934)
Cash and cash equivalents, beginning of period	33,544	12,413
Cash and cash equivalents, end of period	$17,124	$7,479
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$15,453	$12,332
Income taxes paid	$6,381	$6,481
Income taxes refunded	$(60)	$(272)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$10,844	$1,292
Financing leases	$8,761	$983
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$1,815	$500
Unsettled share repurchases included in accrued expenses	$—	$2,197

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months Ended June 30, 2025 and 2024
(dollars in thousands)
(Unaudited)

Net Sales
	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales by segment:
Debit and Credit	$110,757	$95,620	$15,137	15.8%
Prepaid Debit	19,222	23,815	(4,593)	(19.3)%
Eliminations	(226)	(617)	391	* %
Total	$129,753	$118,818	$10,935	9.2%
* Calculation not meaningful

	Six Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales by segment:
Debit and Credit	$207,277	$183,593	$23,684	12.9%
Prepaid Debit	45,935	48,013	(2,078)	(4.3)%
Eliminations	(698)	(852)	154	* %
Total	$252,514	$230,754	$21,760	9.4%

Gross Profit
	Three Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$34,649	31.3%	$34,164	35.7%	$485	1.4%
Prepaid Debit	5,471	28.5%	8,224	34.5%	(2,753)	(33.5)%
Total	$40,120	30.9%	$42,388	35.7%	$(2,268)	(5.4)%

	Six Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$65,903	31.8%	$65,659	35.8%	$244	0.4%
Prepaid Debit	14,913	32.5%	18,247	38.0%	(3,334)	(18.3)%
Total	$80,816	32.0%	$83,906	36.4%	$(3,090)	(3.7)%

Income from Operations
	Three Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$23,053	20.8%	$25,389	26.6%	$(2,336)	(9.2)%
Prepaid Debit	4,171	21.7%	6,909	29.0%	(2,738)	(39.6)%
Other	(17,801)	* %	(17,389)	* %	(412)	(2.4)%
Total	$9,423	7.3%	$14,909	12.5%	$(5,486)	(36.8)%

	Six Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$44,756	21.6%	$48,143	26.2%	$(3,387)	(7.0)%
Prepaid Debit	12,170	26.5%	15,654	32.6%	(3,484)	(22.3)%
Other	(33,399)	* %	(34,743)	* %	1,344	3.9%
Total	$23,527	9.3%	$29,054	12.6%	$(5,527)	(19.0)%

EBITDA
	Three Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$26,548	24.0%	$27,625	28.9%	$(1,077)	(3.9)%
Prepaid Debit	5,297	27.6%	7,803	32.8%	(2,506)	(32.1)%
Other	(16,920)	* %	(16,549)	* %	(371)	(2.2)%
Total	$14,925	11.5%	$18,879	15.9%	$(3,954)	(20.9)%

	Six Months Ended June 30,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$50,515	24.4%	$52,467	28.6%	$(1,952)	(3.7)%
Prepaid Debit	14,418	31.4%	17,418	36.3%	(3,000)	(17.2)%
Other	(31,639)	* %	(32,909)	* %	1,270	3.9%
Total	$33,294	13.2%	$36,976	16.0%	$(3,682)	(10.0)%

Reconciliation of Income (Loss) from
Operations by Segment to EBITDA by Segment

	Three Months Ended June 30, 2025
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$23,053	$4,171	$(17,801)	$9,423
Depreciation and amortization	3,528	1,126	861	5,515
Other income (expenses)	(33)	—	20	(13)
EBITDA	$26,548	$5,297	$(16,920)	$14,925

	Three Months Ended June 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$25,389	$6,909	$(17,389)	$14,909
Depreciation and amortization	2,237	895	916	4,048
Other income (expenses)	(1)	(1)	(76)	(78)
EBITDA	$27,625	$7,803	$(16,549)	$18,879

	Six Months Ended June 30, 2025
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$44,756	$12,170	$(33,399)	$23,527
Depreciation and amortization	5,799	2,242	1,721	9,762
Other income (expenses)	(40)	6	39	5
EBITDA	$50,515	$14,418	$(31,639)	$33,294

	Six Months Ended June 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$48,143	$15,654	$(34,743)	$29,054
Depreciation and amortization	4,387	1,766	1,912	8,065
Other income (expenses)	(63)	(2)	(78)	(143)
EBITDA	$52,467	$17,418	$(32,909)	$36,976

EXHIBIT E

CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
EBITDA and Adjusted EBITDA:
Net income	$518	$6,001	$5,292	$11,456
Interest, net	8,069	6,530	15,754	12,955
Income tax expense	823	2,300	2,486	4,500
Depreciation and amortization	5,515	4,048	9,762	8,065
EBITDA	$14,925	$18,879	$33,294	$36,976

Adjustments to EBITDA:
Stock-based compensation expense	$1,367	$2,094	$3,038	$5,154
Acquisition and integration costs (1)	1,621	—	2,261	—
Restructuring and other charges (2)	1,645	939	2,127	2,758
Change in revenue recognition (3)	2,929	—	2,929	—
Subtotal of adjustments to EBITDA	$7,562	$3,033	$10,355	$7,912
Adjusted EBITDA	$22,487	$21,912	$43,649	$44,888
Net income margin (% of Net sales)	0.4%	5.1%	2.1%	5.0%
Net income growth (% Change 2025 vs. 2024)	(91.4)%		(53.8)%
Adjusted EBITDA margin (% of Net sales)	17.3%	18.4%	17.3%	19.5%
Adjusted EBITDA growth (% Change 2025 vs. 2024)	2.6%		(2.8)%

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Free Cash Flow:
Cash provided by (used in) operating activities	$4,344	$(4,757)	$9,937	$4,108
Capital expenditures for plant, equipment and leasehold improvements, net	(3,811)	(1,238)	(9,112)	(2,744)
Free Cash Flow	$533	$(5,995)	$825	$1,364

(1)	Balance represents acquisition and integration costs related to the Arroweye acquisition that occurred on May 6, 2025.
(2)	Balance includes expenses related to executive retention and severance, as well as production facility modernization efforts.
(3)	In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.

	Last Twelve Months Ended
	June 30,	December 31,
	2025	2024
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA:
Net income	$13,357	$19,521
Interest, net (1)	36,886	34,087
Income tax expense	3,492	5,506
Depreciation and amortization	18,117	16,420
EBITDA	$71,852	$75,534

Adjustments to EBITDA:
Stock-based compensation expense	$6,429	$8,545
Acquisition and integration costs (2)	2,261	—
Restructuring and other charges (3)	4,179	4,810
Loss on debt extinguishment (4)	2,987	2,987
Change in revenue recognition (5)	2,929	—
Subtotal of adjustments to EBITDA	$18,785	$16,342
LTM Adjusted EBITDA	$90,637	$91,876

	As of
	June 30,	December 31,
	2025	2024
Calculation of Net Leverage Ratio:
Senior Notes	$285,000	$285,000
ABL Revolver	30,000	—
Finance lease obligations	28,239	22,801
Total debt	343,239	307,801
Less: Cash and cash equivalents	(17,124)	(33,544)
Total net debt (a)	$326,115	$274,257
LTM Adjusted EBITDA (b)	$90,637	$91,876
Net Leverage Ratio (a)/(b)	3.6	3.0

(1)	Each period presented includes the payment of an early redemption premium of $5.8 million related to the redemption of the 8.625% Senior Secured Notes due 2026 that occurred in July 2024.
(2)	Balance represents acquisition and integration costs related to the Arroweye acquisition that occurred on May 6, 2025.
(3)

Balance includes executive retention and severance costs, expenses related to production facility modernization efforts, and expenses paid by the Company on behalf of the significant stockholders that entered into an underwriting agreement for the sale of an aggregate of 1,380,000 shares of CPI common stock to the public.

(4)

In July 2024, the Company redeemed the entire principal balance of $267.9 million of the 8.625% Senior Secured Notes due 2026 and also repaid in full and terminated a prior Credit Agreement with Wells Fargo Bank, N.A. entered into in March 2021, and expensed the remaining unamortized deferred financing costs.

(5)

In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.

EXHIBIT F
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Net Sales (1)	$129,753	$7,723	$137,474	$118,818	$425	$119,243
Net sales growth (% Change 2025 vs. 2024)	9.2%		15.3%

Debit and Credit
Net Sales	$110,757	$2,671	$113,428	$95,620	$809	$96,429
Net sales growth (% Change 2025 vs. 2024)	15.8%		17.6%

Prepaid Debit
Net Sales	$19,222	$5,052	$24,274	$23,815	$(384)	$23,431
Net sales growth (% Change 2025 vs. 2024)	(19.3)%		3.6%

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Net Sales (1)	$252,514	$7,427	$259,939	$230,754	$(3,721)	$227,033
Net sales growth (% Change 2025 vs. 2024)	9.4%		14.5%

Debit and Credit
Net Sales	$207,277	$2,059	$209,336	$183,593	$480	$184,073
Net sales growth (% Change 2025 vs. 2024)	12.9%		13.7%

Prepaid Debit
Net Sales	$45,935	$5,368	$51,303	$48,013	$(4,201)	$43,812
Net sales growth (% Change 2025 vs. 2024)	(4.3)%		17.1%

(1)	For the three months ended June 30, 2025 and 2024, consolidated net sales include $226 and $617 of intersegment eliminations, respectively. For the six months ended June 30, 2025 and 2024, consolidated net sales include $698 and $852 of intersegment eliminations, respectively.